EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES THIRD QUARTER EARNINGS
COLDWATER, MICHIGAN, October 24, 2008 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings for the three months ended September 30, 2008 of $57,000 down from $471,000 for the same period in 2007, a decrease of 88%. Earnings per share for the three months ended September 30, 2008 were $0.03 compared to $0.14 for the same period in 2007, a decrease of 79%. Net income for the three months ended September 30, 2008 was largely impacted by the increase in provision for loan loss of $512,000 (from $219,000 to $731,000) compared to the same period a year ago. The provision was recorded primarily as a result of an increase in specific allowances for impaired loans on the Bank’s Watch list, an increase in non-performing assets and net charge-offs for the period. Non-performing assets increased during the quarter to $3.6 million from $2.8 million. Net charge-offs for the three months ended September 30, 2008 were $442,000 compared to $537,000 for the same period in 2007. In spite of the increase in provision, net interest margin increased and noninterest expense decreased for the three months ended September 30, 2008 compared to the same period a year ago.
Don Denney, President and Chief Executive Officer of both the Company and the Bank commented, “We are pleased to have been able to operate at a modest profit in these challenging economic conditions.”
Net interest income before any provision for loan losses increased $111,000, or 5%, for the three months ended September 30, 2008 compared to the same period in 2007. The Bank’s net interest margin increased to 3.31% for the three months ended September 30, 2008 from 3.26% for the same period in 2007. While there has been some success increasing the net interest margin by increasing deposits and renewing borrowings at lower interest rates, the Bank continues to be challenged in its efforts to increase lower costing core deposits. Management continues to put its efforts towards meeting this challenge.
Noninterest income decreased $142,000 for the three months ended September 30, 2008 compared to the same period ago. The decrease is due to decreases in deposit fees and service charges, loan related fees and gain on sale of loans. Deposit fees and service charges decreased $30,000 for the three months ended September 30, 2008 compared to the same period a year ago, due to a decrease in NSF fee income. Loan related fees decreased by $23,000 for the three months ended September 30, 2008 compared to the same period a year ago due to a decrease in brokered loan income as this area of the mortgage loan market has slowed considerably. The gain on sale of loans decreased $60,000 for the three months ended September 30, 2008 compared to the same period last year. In third quarter of 2007 the Bank recognized a gain on sale of fixed assets of $77,000 due to the sale of the former branch building located at 30 West Chicago, Coldwater. Offsetting the decreases was an increase in gain on sale of repossessed property of $36,000, for the three months ended September 30, 2008 compared to the same period a year ago due to a large gain on one property.

Noninterest expense decreased $8,000, or less than 1%, for the three months ended September 30, 2008. Professional services decreased $73,000 for the three months ended September 30, 2008 compared to the same period in 2007. This was largely due to the additional cost incurred in 2007 associated with the Company’s attempt to execute a “Going Private Transaction”. There were increases in other general and administrative costs including increases in advertising and marketing of $25,000 and in FDIC insurance of $33,000. The increase in advertising and marketing was primarily attributable to costs incurred in conjunction with a more aggressive marketing strategy for 2008 that did not occur in 2007.
Net income for the nine months ended September 30, 2008 decreased to $637,000 compared to $1.4 million for the same period in 2007, a decrease of 55%. Earnings per share for the nine months ended September 30, 2008 were $0.30 compared to $0.59 for the same period in 2007, a decrease of 49%. Net income for the nine months ended September 30, 2008 was largely impacted by the increase in provision of $799,000 (from $689,000 to $1.5 million) compared to the same period a year ago. Net charge-offs for the nine months ended September 30, 2008 were $1,017,000 compared to $849,000 for the same period in 2007.
Non interest income for the nine months ended September 30, 2008 decreased $169,000 compared to the same period in 2007. This decrease is primarily due to decreases in fees and services charges, other income, and gain on sale of fixed assets. The decrease in fees and service charges of $140,000 for the nine months ended September 30, 2008 compared to the same period a year ago is largely attributable to the decrease in brokered loan income of $129,000. As mentioned previously this area of the mortgage loan market has slowed considerably since 2007. While there has been a slight improvement in brokered loan income in the third quarter, management does not expect the same level of income for 2008 as achieved in 2007. The decrease in other income of $73,000 consists mainly of a decrease in net gain on repossessed properties and a decrease in rental income. Net gain on repossessed properties decreased $45,000. Rental income decreased $28,000 due to the termination of a rental agreement on one of the Bank’s office building. This office is now being utilized by the Bank as a branch. The decrease in gain on sale of fixed assets of $71,000 was due to the sale of a building in 2007 as mentioned previously. These decreases are offset by the increase in gain on sale of loans of $93,000 for the nine months ended September 30, 2008. While there was an upsurge of mortgage loans originated for sale in the secondary market in the first two quarters of the year, the Bank has seen a decline in sales in the secondary market during the third quarter.
Non interest expense increased $252,000 for the nine months ended September 30, 2008 compared to the same period a year ago. This increase is mainly due to increases in compensation and benefits, repossessed property expenses, amortization of mortgage servicing rights and other general and administrative expenses. Salaries and employee benefits expense increased $125,000 due to normal increases in salaries and wages, and an increase in staffing and utilization of contracted personnel. The Bank has 84 full-time equivalent employees as of September 30, 2008 compared to 77 full-time equivalent employees as of September 30, 2007. Other general and administrative costs increased $146,000 mainly due to the increase in advertising and marketing for the reasons mentioned previously. Amortization of mortgage servicing rights increased by $56,000 due to a continued increase in mortgage loan payoffs as a result of an upsurge in refinancing through the first two quarters of 2008. Repossessed property expense increased $45,000 resulting from continued difficulty in selling properties due to the downturn in the housing market and increases in maintenance costs. A decrease of $129,000 in professional services for the nine months ended September 30, 2008 compared to the same period a year ago offset the increases in compensation, repossessed property, amortization of mortgage servicing rights and other general and administrative expenses.
At September 30, 2008, the Company’s total assets were $287.9 million, compared to $279.2 million at December 31, 2007, an increase of 3.1%. The increase in assets is primarily attributable to a $16.8 million increase in the loan portfolio as the commercial loan portfolio continues to grow and represents 39% of the loan portfolio as of September 30, 2008 compared to 32% as of December 31, 2007. The increase in loans is offset by decreases in cash and securities. The decrease in securities is due to a maturing security which the Company did not replace. Total deposits increased $13.3 million, or 7.5%, to $191.2 million at September 30, 2008, from $177.9 million at December 31, 2007. This increase resulted from an increase of $13.5 million in money market accounts and a $1.5 million increase in certificates of deposits, which was offset by $1.7 million decrease in demand, now and savings accounts. Borrowings and brokered CDs remain an important source of funding for the Bank. Federal Home Loan Bank advances decreased $2 million to $57.3 million at September 30, 2008 from $59.3 million at December 31, 2007. Brokered CDs remained unchanged at $38 million.
The Company’s tangible equity to total assets was 9.52% at September 30, 2008 and the Bank remains well capitalized.
The Company also announced today it has completed the repurchase of 228,000 shares in connection with the repurchase plan announced February 25, 2008.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 279-3978
or
Rebecca S. Crabill, CFO
(517) 279-3956